Third Modification to Employment Agreement

     AGREEMENT, Made as of January 1, 1999, between PETROLEUM DEVELOP-
MENT CORPORATION, a Nevada Corporation with its principal offices at 103 E. Main Street, Bridgeport, West Virginia 26330, party of the first part, sometimes herein called the "Employer" and STEVEN R. WILLIAMS, 137 Ashford Drive, Bridgeport, West Virginia 26330, party of the second part, herein sometimes called the "Employee."

     1. Recitals. (a) WHEREAS, the Employer employs the Employee under the term of a written employment agreement dated July 1, 1988, and amended and modified by subsequent written agreements dated March 1, 1991, and October 21, 1994; and (b) WHEREAS, by corporate resolution adopted by the Board of Directors on January 5, 1999, authorized further modifications to said employment agreements by extending the terms of the agreement to December
31, 2003 and otherwise amending and modifying the terms thereof by adding to said agreements provisions for an executive deferred retirement plan; and
(c) WHEREAS, in recognition of past services and competitive industry compensation practices, and as an incentive to induce the Employee to extend his period of employment with the Employer, the within deferred retirement is hereby established.

     NOW THEREFORE, in consideration of the premises and the parties intending to be bound, agree as follows:

     2. Amendment. Employment Agreements and amendments thereto be and are further modified and amended by the following provisions providing for an executive deferred retirement plan to the benefit of the employee.

     3. Term Extended. The term of the current Employment Agreements and the amendment be and are hereby extended for three (3) additional years to December 31, 2003.

     4. Terms and Conditions. Terms and conditions of this executive deferred retirement program are as follows:

           a.    The program includes the named Employee.

           b. Except in the event of the death or disability of the Employee or of a change of control of the company, the benefits of the program will vest upon the completion of five years of employment commencing January 1, 1999. In the event of death or disability or of a change of control vesting will be immediate for the Employee who has not yet completed the additional five years of service.

           c. When the vesting requirements have been met the Employee will be entitled to receive an annual payment equal to $40,000 per year upon retirement from the company beginning July 1, 2004, and continuing for a total of ten payments. If the Employee continues to be employed by the company the start of the payments will be delayed until the first of July following his retirement from the company. The Employee may also elect to have his payments deferred for a period of up to 5 years following his retirement. In the event of employment beyond the five year vesting period or the deferral of payment following retirement the amount of the annual benefit will be increased by 10.75 percent compounded annually for each additional year of employment and/or each year which the beginning of payment is deferred. (See schedule in paragraph five (5) below)

           d. The Employee and/or his spouse shall be entitled to participate in the group health plan of the company or its successors or for as long as either shall live by paying the same premium for such coverage as is charged to other employees of the company or its successor.

                 In the event of the death or disability of the Employee, payments due under this retirement program shall be made as designated by the Employee for any remaining unpaid benefits. In the event the Employee is still employed at the time of his death, his designees will receive the full amount specified in the retirement program paid over a 10 year period commencing with July 1 following his death in addition to any other benefits specified in the contract.

           f. In the event the company or a majority of its assets are acquired by another entity the benefits due under this agreement will be accelerated and due immediately. In the case of an employee who has already retired he shall be paid a single payment equal to the sum of the remaining payments he is entitled to receive. In the case of an employee who has not yet retired he shall be entitled to receive an accelerated retirement benefit as set forth above for ten years less the period used to calculate the change of control payment under Section 11.01 of the employment agreement as set forth in "Modifications to Employment Agreement (No. 2)."

           g. The provisions of this amendment shall survive the expiration of the employment agreement and its amendments.

     5.    Year  Amount

            5    $40,000
            6    $44,303
            7    $49,068
            8    $54,347
            9    $60,193
           10    $66,668

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

                                  EMPLOYER:

                                  PETROLEUM DEVELOPMENT
CORPORATION,
                                  a Nevada corporation

                                  By:

                                  Its

ATTEST:


Secretary

                                  EMPLOYEE:


                                  STEVEN R. WILLIAMS


STATE OF WEST VIRGINIA,
COUNTY OF HARRISON, TO-WIT:

The foregoing instrument was acknowledged before me this          day of
January, 1999, by                         ,                of PETROLEUM
DEVELOPMENT CORPORATION, a Nevada corporation, for and on behalf of the Corporation.

My Commission Expires:




                                  NOTARY PUBLIC


STATE OF WEST VIRGINIA,
COUNTY OF HARRISON, TO-WIT:

          The foregoing instrument was acknowledged before me this day of January, 1999, by STEVEN R. WILLIAMS.

My Commission Expires:





                               NOTARY PUBLIC




This instrument prepared by:

Roger J. Morgan, Esquire
YOUNG, MORGAN & CANN, Attorneys at Law
Suite One, Schroath Building, Clarksburg, West Virginia 26301